EX-35.1
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1123 -Servicer Compliance Statement
Transactions Listed With SEC

I, Scott Tanguay, Senior Vice President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the "Servicer") activities during the 12 month period ending December 31, 2011 ("Reporting Period") and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 29, 2012


By:/s/Scott Tanguay
Name: Scott Tanguay
Title: Senior Vice President,CitiMortgage, Inc.
       Senior Officer in Charge of Servicing


(page)


Schedule A
Transactions Listed with SEC 2011
Deals in compliance



Investor/Bond Number     Security or Deal            Master Servicer or Trustee
                                                     or Investor

     77056               REDWOOD TRUST-WL 44         WELLS FARGO BANK - TRUSTEE